EXHIBIT 11 - COMPUTATION OF PER SHARE NET INCOME


                                                     For the Three Months Ended
                                                              June 30,
                                                           1995          1994

Net income for the period used in
  determining net income per share                      $2,954,692   $  907,077

Weighted average common and common equivalent shares
  used in determining  net income per share              7,198,041    6,785,202

Net income per share                                         $0.41        $0.13


                                                       For the Nine Months Ended
                                                               June 30,
                                                           1995         1994

Net income for the period used
  in determining net income per share                   $6,694,031   $2,003,443

Weighted average common and common equivalent shares
  used in determining  net income per share              7,112,692    6,777,437

Net income per share                                         $0.94        $0.30